Exhibit 99.2
IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
JUN 25, 2010 AND SEP 30, 2009
(In Thousands)

	JUN 25, 2010	SEP 30, 2009
ASSETS

CURRENT ASSETS
Cash	1,274	0
Accounts Receivable	16,070	10,354
Inventories	10,281	6,491
Deferred Income Taxes	2,050	2,050
Other Current Assets	273	110
Total Current Assets	29,948	19,005

NET FIXED ASSETS	11,368	2,391

NON-CURRENT ASSETS
Intangible Asset	340	0
Deferred Income Taxes	11,473	13,026
Other Non-Current Assets	104	47
TOTAL ASSETS	53,233	34,469

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	2,494	1,147
Accounts Payable	6,495	4,183
Accrued Payroll and Related Taxes	1,926	1,564
Other Accrued Expenses	1,245	531
Other Current Liabilities	115	190
Total Current Liabilities	12,275	7,615

LONG TERM DEBT	17,278	6,600
TOTAL LIABILITIES	29,553	14,215

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares Issued – 10,103,759, Outstanding – 9,090,886
Common stock, par value $.01 per share	101	97
Treasury Shares at Cost - 1,012,873 shares	(1,413)	(1,413)
Additional Paid-in Capital	41,027	40,632
Retained Earnings	(16,035)	(19,062)
TOTAL SHAREHOLDER’S EQUITY	23,680	20,254

TOTAL LIABILITIES & EQUITY	53,233	34,469

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD JUN 25, 2010 AND JUN 26, 2009
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	JUN 25, 2010	JUN 26, 2009	JUN 25, 2010	JUN 26, 2009

Sales	26,095	17,346	69,387	49,538
Cost of Sales	21,439	14,556	57,900	41,908
Gross Profit	4,656	2,790	11,487	7,630

Less: Operating Expenses
Selling & G&A	2,388	1,463	5,922	4,214
Restructuring	0	0	0	0
Total Operating Expenses	2,388	1,463	5,922	4,214

Operating Profit	2,268	1,327	5,565	3,416

Interest and Financing Expense	238	90	594	304
Other Expense/(Income)	17	(151)	205	(217)
Net Income before Income Taxes	2,013	1,388	4,766	3,329

Provision for /(benefit from)Income Tax	775	485	1,739	(724)

Net Income	1,238	903	3,027	4,053

Basic Earnings Per Share	$0.14	$0.11	$0.34	$0.46
Diluted Earnings Per Share	$0.13	$0.10	$0.32	$0.43

Basic Shares	9,055,280	8,524,317	8,955,212	8,745,240
Diluted Shares	9,629,326	9,322,368	9,608,748	9,386,616

IEC ELECTRONICS CORP - CONSOLIDATED
RECONCILIATION OF NET INCOME TO EBITDA
FOR QUARTER END & YTD JUN 25, 2010 AND JUN 26, 2009
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	JUN 25, 2010	JUN 26, 2009	JUN 25, 2010	JUN 26, 2009

Net Income	1,238	903	3,027	4,053

Provision for /(benefit from) Income Tax	775	485	1,739	(724)

Depreciation and Amortization Expense	312	93	725	215

Net Interest Expense / (Income)	238	90	594	304
EBITDA	2,563	1,571	6,085	3,848

Basic Earnings Per Share	$0.28	$0.18	$0.68	$0.44
Diluted Earnings Per Share	$0.27	$0.17	$0.63	$0.41

Basic Shares	9,055,280	8,524,317	8,955,212	8,745,240
Diluted Shares	9,629,326	9,322,368	9,608,748	9,386,616